Exhibit 3.1
CERTIFICATE OF OWNERSHIP AND MERGER
OF
THE ORCHARD ACQUISITION I, INC.
(a Delaware corporation)
INTO
DIGITAL MUSIC GROUP, INC.
(a Delaware corporation)
Pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), it is hereby certified that:
1. DIGITAL MUSIC GROUP, INC. (the “Corporation”) is a corporation incorporated on April 11, 2005, pursuant to the provisions of the DGCL.
2. The Corporation owns all of the outstanding shares of the capital stock of THE ORCHARD ACQUISITION I, INC. (“Merger Sub”), a corporation incorporated on February 4, 2008, pursuant to the provisions of the DGCL.
3. On February 4, 2008, the Board of Directors of the Corporation, acting by written consent in accordance with Section 141(f) of the DGCL, duly adopted resolutions, attached hereto as Exhibit A, approving the merger of the Merger Sub into the Corporation (the “Merger”) and approved the changing of the Corporation’s corporate name pursuant to the Merger to “THE ORCHARD ENTERPRISES, INC.” on the conditions set forth in such resolutions.
4. This Certificate of Ownership and Merger shall be filed with the Secretary of State of Delaware.
5. The effective time of the Merger shall be February 9, 2008.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by its dully authorized officer as of this 5th day of February, 2008.

DIGITAL MUSIC GROUP, INC.

By:	/s/ Greg Scholl

Name:	Greg Scholl
Title:	Chief Executive Officer

EXHIBIT A
UNANIMOUS WRITTEN CONSENT
OF
THE BOARD OF DIRECTORS
OF
DIGITAL MUSIC GROUP, INC.
Pursuant to Section 141(f) of the
Delaware General Corporation Law
The undersigned, being all the members of the board of directors (the “Board”) of Digital Music Group, Inc. (the “Corporation”), a Delaware corporation, do hereby waive any and all notice and requirements for the holding a meeting of the Board and, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the “DGCL”), do hereby unanimously take the following actions and adopt the following resolutions by signing their written consent hereto:
WHEREAS, The Corporation owns all of the outstanding shares of the capital stock of THE ORCHARD ACQUISITION I, INC. (“Merger Sub”), a corporation incorporated on February 4, 2008, pursuant to the provisions of the DGCL;
WHEREAS, that the Board deems it in the best interest of the Corporation, pursuant to Section 253 of the DGCL, to merge the Merger Sub with and into the Corporation (the “Merger”), with the Corporation being the surviving entity (the “Surviving Entity”); and
WHEREAS, upon the effectiveness of the Merger, the Board desires to amend Article I of the Certificate of Incorporation of the Corporation and to change the Corporation’s corporate name to “THE ORCHARD ENTERPRISES, INC.”
NOW, THEREFORE, BE IT RESOLVED, that the Merger Sub be merged with and into the Corporation pursuant to Section 253 of the DGCL, so that the separate existence of Merger Sub shall cease as soon as the Merger shall become effective, and the Corporation shall continue as the Surviving Entity, governed by the laws of the State of Delaware;
BE IT FURTHER RESOLVED, that upon the effectiveness of the Merger, the corporate name of the corporation shall be changed to “THE ORCHARD ENTERPRISES, INC.” and Article I of the Certificate of Incorporation of the Corporation shall be amended to read as follows:
“Article I
The name of the corporation is The Orchard Enterprises, Inc. (the “Corporation”)”
BE IT FURTHER RESOLVED, that the form, terms and provisions of the Certificate of Ownership and Merger (the “Certificate”), attached hereto as Exhibit A, be, and the same hereby are, in all respects approved and adopted;
BE IT FURTHER RESOLVED, that the authorized officers of the Corporation, be, and they hereby are, directed to make and execute the Certificate and to file the same in the office of the Secretary of State of Delaware;

BE IT FURTHER RESOLVED, that the effective time of the Merger shall be February 9, 2008 (the “Effective Date”);
BE IT FURTHER RESOLVED, that upon the Effective Date, the rights, privileges, immunities, powers and purposes of the Merger Sub, all the property, real and personal, including trade dress and intellectual property, whether registered or unregistered, and the goodwill connected with the use of such property, causes of action, and every other asset of the Merger Sub, shall vest in the Surviving Entity without further act or deed, and the Surviving Entity shall assume and be liable for all liabilities, obligations and penalties of the Merger Sub;
BE IT FURTHER RESOLVED, that the authorized officers of the Corporation be, and each of them hereby is, authorized, directed and empowered, in the name and on behalf of the Corporation, to take or cause to be taken any and all such further actions, to execute and deliver or cause to be executed and delivered all such other instruments and documents, in the name and on behalf of the Corporation, to incur and pay all such fees and expenses and to engage such persons as they shall in their judgment determine to be necessary, proper or desirable to carry out fully the intent and purposes of the foregoing resolutions and the execution by such authorized officers of any such instrument or document or the payment of any such fees and expenses or the engagement of such persons or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor and the approval and ratification of the instruments or documents so executed, the persons so engaged and the actions so taken; and
BE IT FURTHER RESOLVED, that all actions taken by any officer, employee or agent of the Corporation in connection with the transactions contemplated by the foregoing resolutions, including, without limitation, the preparation, execution and delivery of the agreements, documents and other instruments contemplated by the foregoing resolutions, are hereby adopted, ratified, confirmed and approved in all respects as acts on behalf of the Corporation.

The undersigned hereby consent that the actions set forth in the foregoing preambles and resolutions shall have the same force and effect as if taken at a duly constituted meeting of the Board, effective as of the date hereof, and direct that this document be filed with the minutes of the Corporation as part of the permanent records of the Corporation. Any copy, facsimile or other reproduction of this action may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used.
IN WITNESS WHEREOF, this document is effective and dated as of the 4th day of February, 2008.
DIRECTORS:
/s/ David Altschul
/s/ Viet D. Dinh
/s/ Michael J. Donahue
/s/ Terry Hatchett
/s/ Greg Scholl
/s/ Daniel C. Stein
/s/ Clayton Trier